Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2015

●	Adjusted EPS of $0.42 per share, up 5%, on sales of $127 million
●	Sale of non-core business resulted in EPS gain of $0.69 per share
●	Flat organic sales; unfavorable foreign currency translation of 6%

MANCHESTER, CT – April 30, 2015 – LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2015.

Net sales were $127.3 million in the first quarter of 2015 compared to $125.2 million in the first quarter of 2014. Operating income was $10.1 million, or 7.9% of net sales, compared to $7.6 million, or 6.1% of net sales, in the first quarter of 2014. Net income was $18.9 million, or $1.11 per diluted share (including $0.69 per share from gain on sale), in the first quarter of 2015 compared to $3.7 million, or $0.22 per diluted share, in the first quarter of 2014.

Dale Barnhart, President and Chief Executive Officer, stated, “Our first quarter results experienced pressure from unfavorable foreign currency translation and lower tooling sales, as well as a reduction in net sales and operating margin in our Performance Materials segment. This was primarily a result of weakness in demand for cryogenic insulation products serving the liquid natural gas market given the sharp decline in the price of oil. Stable demand for automotive parts in our Thermal/Acoustical Metals and Thermal/Acoustical Fibers segments helped to offset these items, and progress was made in increasing the operating margin performance of our automotive businesses. Additionally, operating margin of over 9% was achieved in our Industrial Filtration segment.”

Below are financial highlights comparing Lydall’s quarter ended March 31, 2015 (“Q1 2015”) results to its quarter ended March 31, 2014 (“Q1 2014”) results:

•
Net sales increased by $2.1 million, or 1.7%, with 9.6% of net growth from acquisition and divestiture activity and 0.3% organic sales growth, partially offset by unfavorable foreign currency translation of 5.7% and a reduction in tooling net sales of 2.5%;

•	Gross margin increased 90 basis points to 21.8%, compared to 20.9% in Q1 2014, due to the adverse impact of 100 basis points related to purchase accounting adjustments in Q1 2014;

•
Operating margin was 7.9% in Q1 2015, compared to adjusted operating margin of 9.0% in Q1 2014, which excludes purchase accounting adjustments of $1.3 million and transaction related expenses of $2.4 million associated with the acquisition of Industrial Filtration. Lower operating margin was primarily due to higher administrative expenses in Q1 2015 compared to Q1 2014 at corporate headquarters, and to a lesser extent, higher administrative expenses as percentage of net sales in the Industrial Filtration and Performance Materials segments;

•
On January 30, 2015, the Company sold its non-core Vital Fluids business, reported as Other Products and Services, for a cash purchase price of $30.1 million (including a $0.2 million post-closing adjustment) and recognized a net of tax gain on sale of $11.8 million, or $0.69 per diluted share;

•	Other income, net, in Q1 2015 included foreign currency transaction gains primarily from intercompany loans of approximately $1.0 million; and

•
Net income was $18.9 million, or $1.11 per diluted share, in Q1 2015 compared to $3.7 million, or $0.22 per diluted share, in Q1 2014. Adjusted earnings per share were $0.42 per share in Q1 2015, up 5%, compared to adjusted earnings per share of $0.40 in Q1 2014.

“Looking forward to the balance of the year, the Company expects global demand from our automotive customers to continue to be healthy and the Thermal/Acoustical Fibers segment to benefit from increased demand from a key customer that is in the process of bringing a plant back to full rate production following a planned shutdown,” continued Mr. Barnhart. In our Industrial Filtration segment, we are seeing signs of continued strength in orders and backlog as the first half of the year is typically stronger than the second half due to normal seasonality. In the Performance Materials segment, we expect some headwinds in the North American filtration market and weakness in the global liquid natural gas markets to persist.”

During the first quarter of 2015, the Company used $7.1 million to purchase Lydall shares under the Company’s repurchase program. As of March 31, 2015, approximately 7,900 shares remained available for repurchase, which were subsequently purchased by the Company in April 2015 closing out the repurchase program.

Conference Call

Lydall will host a conference call today at 10:00 a.m. Eastern Time to discuss results for its first quarter ended March 31, 2015 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' section. A recording of the call will be available from 12:00 p.m. Eastern Time on April 30, 2015 through 11:59 p.m. Eastern Time, May 7, 2015 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10064507. Additional information, including a presentation outlining key financial data supporting today’s conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the overall outlook for 2015, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” "expectations", “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including with respect to possible violations of German anti-trust laws by employees in our German operation, could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A — Risk Factors of Lydall's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

-MORE-

For further information:
David D. Glenn
Vice President, Business Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended
	March 31,

	2015	2014

Net sales	$127,306	$125,226
Cost of sales	99,606	99,027
Gross profit	27,700	26,199

Selling, product development and administrative expenses	17,622	18,573
Operating income	10,078	7,626

Gain on sale of business	(18,647)	—
Interest expense	222	212
Other (income) expense, net	(1,022)	55
Income before income taxes	29,525	7,359

Income tax expense	10,588	3,643
Net income	$18,937	$3,716

Earnings per share:
Basic	$1.12	$0.22
Diluted	$1.11	$0.22

Weighted average number of common shares outstanding	16,837	16,542
Weighted average number of common shares and equivalents outstanding	17,109	16,852

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended
	March 31,
	2015	2014
Net Sales

Performance Materials Segment	$25,058	$28,853
Industrial Filtration Segment	34,200	17,656
Thermal/Acoustical Metals Segment	38,115	42,456
Thermal/Acoustical Fibers Segment	31,117	32,513
Other Products and Services:
Life Sciences Vital Fluids	1,671	4,724
Eliminations and Others	(2,855)	(976)
Consolidated Net Sales	$127,306	$125,226

Operating Income

Performance Materials Segment	$1,306	$1,863
Industrial Filtration Segment	3,154	786
Thermal/Acoustical Metals Segment	3,581	3,653
Thermal/Acoustical Fibers Segment	7,093	7,341
Other Products and Services:
Life Sciences Vital Fluids	118	420
Corporate Office Expenses	(5,174)	(6,437)
Consolidated Operating Income	$10,078	$7,626

Financial Position
In thousands except ratio data
	March 31, 2015	December 31, 2014
(Unaudited)
Cash and cash equivalents	$72,103	$62,051
Working capital	$150,425	$140,229
Total debt	$40,696	$40,930
Stockholders' equity	$214,991	$212,599
Total capitalization	$255,687	$253,529
Total debt to total capitalization	15.9%	16.1%

Cash Flows
In thousands	Quarter Ended
(Unaudited)	March 31,
	2015	2014

Net cash used for operating activities	$(1,097)	$(2,860)
Net cash provided by (used for) investing activities	$20,974	$(81,964)
Net cash (used for) provided by financing activities	$(6,495)	$60,014
Depreciation and amortization	$4,362	$3,848
Capital expenditures	$(7,396)	$(2,807)

Common Stock Data
Quarter Ended March 31, 2015	2015	2014

High	33.10	23.24
Low	27.19	16.55
Close	31.72	22.87

During the first quarter of 2015, 6,706,352 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended March 31,
	2015	2014

Net sales	$127,306	$125,226

Operating income, as reported	$10,078	$7,626

Purchase accounting adjustments	—	1,282
Transaction expenses	—	2,363
Operating income, adjusted	$10,078	$11,271

Operating margin, as reported	7.9%	6.1%
Operating margin, adjusted	7.9%	9.0%

Earnings per share, reported	$1.11	$0.22
Purchase accounting adjustment, net of tax of $403	$—	$0.05
Transaction expenses, net of tax of $152	$—	$0.13
Gain on sale of Life Sciences Vital Fluids, net of tax of $6,807	$(0.69)	$—

Earnings per share, adjusted	$0.42	$0.40

This press release reports adjusted results for the quarter ended March 31, 2015 which exclude gains on the sale of the Life Sciences Vital Fluids business. This press release reports adjusted results for the quarter ended March 31, 2014 which exclude transaction related charges and purchase accounting adjustments associated with the Industrial Filtration acquisition.

Organic Sales Growth
(Unaudited)

Quarter Ended
March 31,
2015
Sales growth, as reported	1.7%
Acquisition/disposition	(9.6)%
Foreign currency translation	5.7%
Change in tooling sales	2.5%
Organic sales growth	0.3%

This press release provides information regarding organic sales growth, defined as net sales growth excluding (1) sales from the acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.